As filed with the Securities and Exchange Commission on March 24, 2008

Registration No. ___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement
under The Securities Act of 1933

GREEN GLOBE INTERNATIONAL, INC.

(Exact name of registrant as specified in charter.)

Delaware	13-4171971

(State of other jurisdiction or organization)	(I.R.S. Employer of incorporation Identification
Number)

29970 Technology Drive, Suite 203
Murrieta, California 92563
Tel: (951) 677-6735
(Address and telephone of executive offices, including zip code.)

GREEN GLOBE INTERNATIONAL, INC.
STOCK COMPENSATION PLAN FOR EMPLOYEES
OFFICERS, DIRECTORS AND CONSULTANTS
(Full Title of Plan)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Parsons/Burnett/Bjordahl, LLP

2070 Skyline Tower

10900 NE 4th Street

Bellevue, WA 98004

(425) 451-8036

(425) 451-8568 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer

[  ]

Accelerated filer

[  ]

Non-accelerated filer

[  ] (do not check if a smaller reporting company)

Smaller reporting company

[X]

CALCULATION OF REGISTRATION FEE

                                                               Proposed Maximum    Proposed Maximum

Title Of Securities    Amount To Be     Offering Price              Aggregate                        Amount of

To Be Registered       Registered(1)        Per Share (2)                 Offering Price                  Registration Fee

Common Stock         20,000,000               $.007                              $140,000                       $5.50

($0.0001 Par Value)

(1) Represents 20,000,000 shares of Common Stock to be issued to employees and consultants as compensation for services rendered

(2) Estimated solely for the purpose of determining the amount of the registration fee and based, in accordance with Rules 457(c) and 457(h) of the General Rules, upon the average of the high and low sale prices of the Common Stock as reported on March 19, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

  Plan Information

The documents containing the information specified in Item 1 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered by eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Steven Peacock

Green Globe International, Inc.

29970 Technology Drive, Suite 203

Murrieta, California 92563

Tel: (951) 677-6735

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the "Commission") by Green Globe International, Inc., a Delaware corporation (the "Company"), are incorporated herein by reference:

(a)

The Company's latest Annual Report on Form 10-KSB for the year ended December 31, 2006, as filed with the Securities and Exchange Commission on May 9, 2007;

(b)

The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended December 31, 2006;

(c)

The description of the Company's common stock contained in its Form 10-KSB filed May 9, 2007 (File No. 07829476), including any amendment or report filed for the purpose of updating such description.

All other documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

We will furnish to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents referred to by reference.  Requests should be addressed to: Steve Peacock, Green Globe International, Inc. 29970 Technology Drive, Suite 203, Murrieta, California 92563 Tel: (951) 677-6735

The public may read and copy any materials we file with the Securities and Exchange Commission at the SEC’s Public Reference Room located at 100 F Street, NE, Washington, DC 20549.  The public may obtain information on the operation of the Public Reference Room by calling 1-(800)-SEC-0330.  The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us and other registrants that file electronically with the Commission.

Item 4. Description of Securities:

Not Applicable

Item 5. Interests of Named Experts and Counsel:

None

Item 6. Indemnification for Directors and Officers:

The Company's articles of incorporation, as amended, contain the following indemnification provision:  The corporation shall indemnify its officers, directors and stockholders from all liability of any type or sort whatever, as may exist as a direct or indirect result of their status or actions as such officer, director or stockholder, except as may arise due to the gross negligence or willful misconduct of any such person.  The Company may purchase indemnification insurance for officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed:

Not Applicable

1tem 8. Exhibits:

The exhibits to this Registration Statement are listed in the index to Exhibits on Page 9.

Item 9. Undertakings:

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this Registration Statement;

(iii)

To include any additional or changed material information on the plan of distribution; provided, however, that paragraph 1(I) and 1(ii) do not apply if the information required to included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

 To remove from registration by means of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b)

The undersigned company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Murrieta, State of California, on the 24th day of March, 2008.

Green Globe International, Inc. By: /s/ Steven Peacock Steven Peacock Interim Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ Gary Nerison	Chairman of the Board of Directors	March 24, 2008
Gary Nerison

/s/ Terry De Lacy	Director	March 24, 2008
Terry De Lacy

/s/ Charles Kao	Director	March 24, 2008
Charles Kao

/s/ Steven Peacock	Director	March 24, 2008
Steven Peacock

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Murrietta, State of California, on March 24, 2008.

GREEN GLOBE INTERNATI8ONAL, INC. STOCK COMPENSATION PLAN FOR EMPLOYEES, OFFICERS, DIRECTORS AND CONSULTANTS

/s/ Gary Nerison

Gary Nerison, Chairman of the Board

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of Counsel, regarding the legality of the securities registered hereunder.
10.1	Compensation Plan for Employees, Officers, Directors and Consultants
23.1	Consent of Independent Auditors
23.2	Consent of Counsel (Included as part of Exhibit 5.1)